Exhibit 99.(n)

MORGAN STANLEY NEW YORK MUNICIPAL MONEY MARKET TRUST

AMENDED AND RESTATED MULTIPLE CLASS PLAN

PURSUANT TO RULE 18f-3

INTRODUCTION

This plan (the “Plan”) is adopted pursuant to Rule 18f-3(d) of the Investment Company Act of 1940, as amended (the “1940 Act”), and will be effective as of November 1, 2005, as amended and restated as of July 31, 2011.  The Plan relates to shares of Morgan Stanley New York Municipal Money Market Trust (the “Fund”).  The Fund is distributed pursuant to a system (the “Multiple Class System”) in which each class of shares (each, a “Class” and collectively, the “Classes”) of the Fund represents a pro rata interest in the same portfolio of investments of the Fund and differs only to the extent outlined below.

I.              DISTRIBUTION ARRANGEMENTS

One or more Classes of shares of the Fund are offered for purchase by investors with the sales load structures described below.  In addition, pursuant to Rule 12b-1 under the 1940 Act, the Fund has adopted a Plan of Distribution (the “12b-1 Plan”) under which shares of certain Classes are subject to distribution fees (“12b-1 fees”) described below.

1.                                       RESERVE CLASS

Reserve Class shares are offered at net asset value per share without the imposition of any sale charge.  Reserve Class shares are also subject to payments under the Fund’s 12b-1 Plan to reimburse Morgan Stanley Distribution, Inc. (the “Distributor”), Morgan Stanley Smith Barney LLC (“MSSB”), its affiliates and other broker-dealers for distribution expenses incurred by them specifically on behalf of the Reserve Class, assessed at an annual rate of up to 0.15% of average daily net assets of the Reserve Class.

2.                                       AA SWEEP CLASS

AA Sweep Class shares are offered at net asset value per share without the imposition of any sales charge.  AA Sweep Class shares are also subject to payments under the Fund’s 12b-1 Plan to reimburse the Distributor, MSSB, its affiliates and other broker-dealers for distribution expenses incurred by them specifically on behalf of the AA Sweep Class, assessed at an annual rate of up to 0.15% of average daily net assets of the AA Sweep Class.  AA Sweep Class will be offered solely to Active Assets account holders as further described in the Fund’s prospectus and statement of additional information.

3.                                       ADDITIONAL CLASSES OF SHARES

The Boards of Trustees of the Fund has the authority to create additional Classes, or change existing Classes, from time to time, in accordance with Rule 18f-3 under the 1940 Act.

II.            EXPENSE ALLOCATIONS

Expenses incurred by the Fund are allocated between the Reserve Class and the AA Sweep Class pro rata based on the net assets of the Fund attributable to each Class, except that 12b-1 fees relating to a particular Class are allocated directly to that Class.  In addition, other expenses associated with a particular Class (except advisory or custodial fees), shall be allocated directly to that Class, provided that such expenses are reasonably identified as specifically attributable to that Class and the direct allocation to that Class is approved by the Fund’s Board of Trustees.

III.           CLASS DESIGNATION

All shares of the Fund held prior to November 1, 2005 have been designated Reserve Class shares.

IV.           EXCHANGE PRIVILEGES

Shares of the Reserve Class may be exchanged for shares of certain other investment companies without the imposition of an exchange fee as described in the prospectus and statement of additional information of the Fund.  The exchange privilege of the Fund may be terminated or revised at any time by the Fund upon such notice as may be required by applicable regulatory agencies or in certain instances without notice as described in the Fund’s prospectus. Shares of the AA Sweep Class will not be exchangeable with other investment companies.

V.            VOTING

Each Class shall have exclusive voting rights on any matter that relates solely to its 12b-1 Plan.  In addition, each Class shall have separate voting rights on any matter submitted to shareholders in which the interests of one Class differ from the interests of any other Class.

AS ADOPTED BY THE BOARD OF TRUSTEES ON OCTOBER 27, 2005 AND EFFECTIVE AS OF NOVEMBER 1, 2005, AS AMENDED AND RESTATED AS OF JULY 31, 2011